As filed with the Securities and Exchange Commission on December 29, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2005

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 22, 2005, Bloch & Guggenheimer, Inc. (“Bloch & Guggenheimer”), an indirect, wholly-owned subsidiary of B&G Foods, Inc. (the “Company”), and Mott’s LLP (“Motts”), a Cadbury Schweppes Americas Beverages company, entered into an Asset Purchase Agreement.  Pursuant to the terms of the Asset Purchase Agreement, Bloch & Guggenheimer has agreed to purchase the Grandma’s Molasses brand from Mott’s for a purchase price of $30 million in cash and certain assumed liabilities.

In connection with Bloch & Guggenheimer’s entry into the Asset Purchase Agreement, the Company, on December 22, 2005, entered into the Third Amendment (the “Third Amendment”) to the Revolving Credit Agreement, dated as of October 14, 2004, between the Company, as borrower, the several lenders from time to time parties thereto, Lehman Brothers Inc., as arranger, The Bank of New York, as documentation agent, Bank of America, N.A. (successor by merger to Fleet National Bank), as syndication agent and Lehman Commercial Paper Inc., as administrative agent, as amended by the First Amendment, dated as of March 30, 2005, and by the Second Amendment, dated as of September 9, 2005 (as amended by the First Amendment and the Second Amendment, the “Credit Agreement”).

The Third Amendment, the effectiveness of which is subject to the closing of the Grandma’s Molasses acquisition and other customary closing conditions, provides for, among other things, a new $25 million term loan and a reduction in the existing revolving credit facility commitments from $30 million to $25 million.

The Third Amendment also extends the maturity date of the revolving credit facility from October 14, 2009 to the fifth anniversary of the effective date of the Third Amendment.  The Third Amendment also increases the Company’s maximum permitted Consolidated Leverage Ratio and Consolidated Senior Leverage Ratio (each as defined in the Credit Agreement).  As amended by the Third Amendment, the Credit Agreement provides that the Company shall not permit:

•                  the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter, commencing with the fiscal quarter ending December 31, 2005, to exceed 6.50 to 1.00, or

•                  the Consolidated Senior Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter commencing with the fiscal quarter ending December 31, 2005, to exceed 4.00 to 1.00.

Interest under the term loan will be determined based on alternative rates as stipulated in the Credit Agreement, including the base lending rate per annum plus an applicable margin of 1.75%, and LIBOR plus an applicable margin of 2.75%.  As with the existing revolving credit facility, the term loan will be secured by substantially all of the Company’s assets except the Company’s real property.  The term loan will mature on the fifth anniversary of the effective date of the Third Amendment.

The Company intends to use the proceeds of the term loan together with cash on hand to fund the acquisition of the Grandma’s Molasses brand and to pay related transaction fees and expenses.

Subject to the satisfaction of customary closing conditions set forth in the Asset Purchase Agreement and the Third Amendment, the Company expects the acquisition of the Grandma’s Molasses brand to close in January 2006.

Copies of the Asset Purchase Agreement and the Third Amendment are filed herewith as Exhibits 10.1 and 10.2, respectively.  A copy of the press release issued by the Company on December 22, 2005 to announce the foregoing is filed herewith as Exhibit 99.1.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Third Amendment is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                  Exhibits.

10.1	Asset Purchase Agreement, dated as of December 22, 2005, between Mott’s LLP and Bloch & Guggenheimer, Inc.

10.2

Third Amendment, dated as of December 22, 2005, to Revolving Credit Agreement, among B&G Foods, Inc., as Borrower, Lehman Commercial Paper, Inc., as Administrative Agent, and the Lenders parties thereto.

99.1	Press Release dated December 22, 2005.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: December 29, 2005	By:	/s/ Robert C. Cantwell
Robert C. Cantwell Executive Vice President of Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated as of December 22, 2005, between Mott’s LLP and Bloch & Guggenheimer, Inc.

10.2

Third Amendment, dated as of December 22, 2005, to Revolving Credit Agreement, among B&G Foods, Inc., as Borrower, Lehman Commercial Paper, Inc., as Administrative Agent, and the Lenders parties thereto.

99.1	Press Release dated December 22, 2005.